Exhibit 99.1

November 2, 2010

COMFORCE Corporation Agrees to be Acquired by Affiliate of ABRY Partners, LLC

Bethpage, New York and Boston, Massachusetts, November 2, 2010 — COMFORCE Corporation (NYSE Amex: CFS) (“COMFORCE”) and ABRY Partners, LLC (“ABRY Partners”) today announced a definitive merger agreement for an affiliate of ABRY Partners to acquire all of the outstanding shares of COMFORCE for $2.50 per share of common stock, which represents a premium of approximately 77.4% over COMFORCE’s 30-day average closing stock price, and a premium of approximately 54.3% over the closing price of COMFORCE’s common stock on November 1, 2010, the last trading day prior to today’s announcement. The aggregate purchase price for the equity of COMFORCE is approximately $84.8 million (which consists of approximately 33.9 million shares, inclusive of all shares of common stock outstanding and preferred shares convertible into common stock).

The Board of Directors of COMFORCE approved the merger agreement with ABRY Partners and resolved to recommend that COMFORCE’s stockholders vote to adopt the merger agreement. Certain directors, executive officers and stockholders of COMFORCE beneficially owning approximately 31.0% of COMFORCE’s common shares outstanding have entered into agreements to vote in favor of the merger agreement and otherwise to support the transaction.

Harry V. Maccarrone, Chief Executive Officer of COMFORCE, stated, “We are pleased to announce an agreement of COMFORCE to be acquired by ABRY Partners. We believe that the acquisition price of $2.50 per share, which represents a premium of approximately 77.4% over our 30-day average closing stock price, represents a strong return for our stockholders and is a great confirmation of all of the efforts of our management team and all of our employees.”

COMFORCE’s merger with ABRY, which is expected to close in the fourth quarter of 2010, is subject to the adoption of the merger agreement by the holders of at least a majority of COMFORCE’s outstanding common stock and other customary closing conditions.

Ewing Bemiss & Co. is serving as financial advisor to COMFORCE. Barnes & Thornburg LLP is serving as legal counsel to COMFORCE. Kirkland & Ellis LLP is serving as legal counsel to ABRY Partners.

About COMFORCE

COMFORCE Corporation is a leading provider of outsourced staffing management services that enables Fortune 1000 companies and other large employers to consolidate, automate and manage staffing, compliance and oversight processes for their contingent workforces. COMFORCE also provides specialty staffing, consulting and other outsourcing services to Fortune 1000 companies and other large employers for their healthcare support, technical and engineering, information technology, telecommunications and other staffing needs. COMFORCE operates in three segments—Human Capital Management Services, Staff Augmentation and Financial Outsourcing Services. The Human Capital Management Services segment provides consulting services for managing the contingent workforce through its PRO Unlimited ® subsidiary. The Staff Augmentation segment provides Healthcare Support Services, including RightSourcing® Vendor Management Services, Technical, Information Technology and Other Staffing Services. The Financial Outsourcing Services segment provides funding and back office support services to independent consulting and staffing companies.

About ABRY Partners

Based in Boston, Massachusetts, ABRY Partners is one of the most experienced and successful private investment firms in North America focused solely on media, communications, business and information services investments. Since 1989, ABRY Partners has completed over $21 billion of leveraged transactions and other private equity and mezzanine investments, representing investments in approximately 450 properties.

Important Notice

This press release is not, and is not intended to be, a solicitation of proxies or an offer of securities. In connection with the proposed transaction, COMFORCE will file a proxy statement and other materials with the United States Securities and Exchange Commission (the “SEC”). Investors and security holders are advised to read the proxy statement and these other materials when they become available because they will contain important information about COMFORCE and the proposed transaction. Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by COMFORCE with the SEC at the SEC’s web site at www.sec.gov. Copies of the proxy statement (when available) and other filings made by COMFORCE with the SEC can also be obtained, free of charge, by directing a request to COMFORCE Corporation, 999 Stewart Ave., Bethpage, NY 11714, Attention: Investor Relations. The proxy statement (when available) and such other documents are also available for free on the COMFORCE website at www.comforce.com under “Investors/ SEC Filings.”

COMFORCE and its directors and officers and other persons may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed acquisition transaction. Information concerning the interests of directors and executive officers in the solicitation is set forth in the COMFORCE proxy statements and Annual Reports on Form 10-K, previously filed with the SEC, and in the proxy statement relating to the proposed transaction when it becomes available.

Forward-Looking Statements

This press release contains forward-looking statements, including those relating to the anticipated acquisition of COMFORCE by an affiliate of ABRY Partners. These forward-looking statements may be identified by words such as “anticipate,” “expect,” “suggest,” “plan,” “believe,” “intend,” “estimate,” “target,” “project,” “could,” “should,” “may,” “will,” “would,” “continue,” “forecast,” and other similar expressions. Each of these forward-looking statements involves risks and uncertainties. Actual results or developments may differ materially from those, express or implied, in these forward-looking statements. Various factors may cause differences between current expectations and actual results or developments, including risks and uncertainties associated with the anticipated acquisition. These risks and uncertainties associated include, among others, the failure of COMFORCE’s stockholders to adopt the merger agreement, the risk that competing offers will be made, and the possibility that various closing conditions to the merger may not be satisfied or waived, and the risk that stockholder litigation in connection with the merger may result in significant costs of defense, indemnification and liability. Other factors that may cause COMFORCE’s actual results or developments to differ materially from those expressed or implied in the forward-looking statements in this press release are discussed in COMFORCE’s filings with the SEC, including the “Risk Factors” sections of COMFORCE’s periodic reports on Form 10-K and Form 10-Q filed with the SEC. Copies of COMFORCE’s filings with the SEC may be obtained at the “Investor” section of COMFORCE’s website at www.comforce.com or at www.sec.gov. All forward-looking statements in this announcement are qualified in their entirety by this cautionary statement. Unless required by law, COMFORCE does not undertake to update its forward-looking statements

For more information, please contact:

COMFORCE:

Bob Ende

Senior Vice President - Finance and

Chief Financial Officer

COMFORCE Corporation

(516) 437-3300

bende@comforce.com